Exhibit 99.1

IMC Global Inc. 100 South Saunders Road Lake Forest, Illinois 60045-2561 847.739.1200
FOR IMMEDIATE RELEASE	News Release
Investor and Media Contact: David A. Prichard 847.739.1810 daprichard@imcglobal.com

IMC GLOBAL ANNOUNCES AMENDMENTS
TO EXISTING SENIOR CREDIT FACILITY

LAKE FOREST, IL, March 29, 2004 – IMC Global Inc. (NYSE: IGL) announced today that it has obtained unanimous consent from the participants in its 5-year, approximately $460 million bank credit facility of May 2001 for amendments that include the extension of its refinancing requirements and modification of financial covenant levels for 2004.

IMC obtained certain amendments to its existing senior credit facility, primarily to amend a requirement that IMC refinance the remaining approximately $37 million of senior notes scheduled to mature in 2005 (the 2005 notes) prior to October 15, 2004 and also to modify financial ratio covenant levels for 2004.  In 2003, IMC refinanced approximately $413 million of the $450 million 2005 notes then outstanding.  IMC will now have the ability to repay approximately $10 million of the 2005 notes at maturity in January 2005 and extend the date by which it must refinance the remaining balance of the 2005 notes to March 2005.

With 2003 revenues of $2.2 billion, IMC Global is the world’s largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global’s Web site at imcglobal.com.

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